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                                                                     Exhibit 23

                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-88488) on Form S-8 of BancorpSouth, Inc. Salary Deferral - Profit Sharing Employee Stock Ownership Plan of our report dated May 15, 1997, relating to the statements of net assets available for plan benefits of BancorpSouth, Inc. Salary Deferral - Profit Sharing Employee Stock Ownership Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K, as amended on July 1, 1997, of BancorpSouth, Inc.



Memphis, Tennessee
June 27, 1997